EXHIBIT 99.4 LIGHTSTONE MEMBER LLC AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM SEPTEMBER 10, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

LIGHTSTONE MEMBER LLC AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM SEPTEMBER 10, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004 TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To the Members
Lightstone Member LLC
White Plains, New York

We have audited the accompanying consolidated balance sheet of Lightstone Member LLC and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, members’ capital and cash flows for the period from September 10, 2004 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and the consolidated results of its operations and its cash flows for the period from September 10, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The Schonbraun McCann Group LLC

Roseland, New Jersey
February 24, 2005

LIGHTSTONE MEMBER LLC AND SUSIDIARIES CONSOLIDATED BALANCE SHEET DECEMBER 31, 2004 (Dollar amounts in thousands)

ASSETS

Investments in real estate, at cost, net of accumulated depreciation of $830	$80,189

Other Assets
Cash and cash equivalents	1,629
Escrow deposits	5,108
Rents and other receivables	913
In place lease value, net of accumulated amortization of $591	6,122
Acquired lease rights, net of accumulated amortization of $122	2,304
Deferred financing costs, net of accumulated amortization of $234	2,422
Prepaid expenses	579

$99,266

LIABILITIES AND MEMBERS’ EQUITY

Liabilities
Mortgage note payable	$82,038
Mezzanine note payable – member	8,600
Deferred revenue	595
Accounts payable, accrued expenses and other liabilities	994
Acquired lease obligation, net of accumulated amortization of $381	5,688
Due to affiliates	1,294

99,209

Members’ Equity	57

$99,266

The accompanying notes are an integral part of the consolidated financial statement.
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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OPERATIONS FOR THE PERIOD FROM SEPTEMBER 10, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004 (Dollar amounts in thousands)

Revenue
Rental	$3,857
Tenant reimbursements	1,289
Interest and other income	46

5,192

Expenses
Rental property operating and maintenance expenses	1,661
Real estate taxes	587
Interest	1,523
Depreciation and amortization	1,655
General and administrative	456

5,882

Net Loss	$(690)

The accompanying notes are an integral part of the consolidated financial statement.
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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF MEMBER’S CAPITAL FOR THE PERIOD FROM SEPTEMBER 10, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004 (Dollar amounts in thousands)

	Presidential Realty Corp.	David Lichtenstein	Cedar Asset Management, LLC	Total

Initial Capital Contribution	$—	$736	$11	$747

Net loss	(200)	(483)	(7)	(690)

Balance at December 31, 2004	$(200)	$253	$4	$57

The accompanying notes are an integral part of the consolidated financial statement.
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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 10, 2004
(DATE OF INCEPTION)
TO DECEMBER 31, 2004
(Dollar amounts in thousands)
Increase (Decrease) in cash and cash equivalents

Cash Flows From Operating Activities:
Net loss	$(690)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,655
Net change in revenue related to acquired lease
rights/obligations and deferred rent receivable	(313)
Rents and other receivables	(859)
Escrow deposits	(449)
Prepaid expenses	(579)
Accounts payable, accrued expenses and other liabilities	994
Due to affiliates, net	1,294
Deferred revenue	595

Net cash used in operating activities	1,648

Cash Flows Used In Investing Activities:
Real estate acquisition	(84,089)
Escrow deposits	(4,659)

Net cash used in investing activities	(88,748)

Cash Flows From Financing Activities:
Proceeds from mortgage loan payable	82,038
Proceeds from mezzanine note payable	8,600
Deferred financing costs	(2,656)
Capital contribution	747

Net cash provided by financing activities	88,729

Net increase in cash and cash equivalents	1,629

Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$1,629

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period ended for:
Interest	$1,149

The accompanying notes are an integral part of the consolidated financial statement.
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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRPTION OF BUSINESS

	a.	Formation

Lightstone Member LLC was organized under the laws of the Commonwealth of Delaware on September 10, 2004, as a limited liability company (the “Company”). The purpose of the Company is to acquire, own, develop and manage retail malls. The Company acquired the following retail malls on September 24, 2004:

Property Name	Location	Approximate Square Feet	% Occupied	Ownership

Mt. Berry Square Mall	Rome, GA	478,000	86.7%	Fee
Bradley Square Mall	Cleveland, TN	385,000	83.7%	Fee
W. Manchester Mall	York, PA	733,000	89.6%	Fee
Shenango Valley Mall	Hermitage, PA	508,000	94.9%	Leasehold

		2,104,000

As of December 31, 2004, members of the Company and their respective percentage interests and initial contributions are as follow:

	Ownership Interests	Initial Contributions

Presidential Realty Corp.	29%	$—
David Lichtenstein (Managing Member)	70%	736
Cedar Asset Management, LLC	1%	11

		$747

b.	Cash Distribution, Profit and Loss Allocations

The Company commenced operations on September 10, 2004 and shall continue to operate until dissolved per the operating agreement. The liability of each of the members is limited to the amount of capital contributed.

Distributions of proceeds shall be distributed to the members at the discretion of the Managing Member, subject to the terms and conditions of all indebtedness of the Company; provided that cash flow shall be distributed not less than annually and capital proceeds shall be distributed not later than forty-five days from the closing of the transaction giving rise to such capital proceeds.

Distributions of cash flow shall be made to the members as follows:

(a)
First, to the Managing Member and its affiliate, Cedar Asset Management, LLC, until the Managing Member and its affiliate have received an aggregate amount equal to an accrued return of 11% per annum (“Preferred Return”) on the Managing Member’s and affiliate’s unreturned capital contribution ($747 as of December 31, 2004).

(b)	Then, to the members in accordance with their respective Ownership Interests.

Capital proceeds shall be distributed to the members as follows:

(a)
First, to the Managing Member and its affiliate, until the Managing Member and its affiliate have received an aggregate amount equal to an accrued return of 11% per annum on the Managing Member’s and its affiliate’s unreturned capital contribution.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

1.	ORGANIZATION AND DESCRPTION OF BUSINESS (Continued)

b. Cash Distribution, Profit and Loss Allocations (continued)

(b)
Then, to the Managing Member and its affiliate, until the Managing Member and its affiliate have received an aggregate amount equal the Managing Member’s and its affiliate’s capital contribution ($747 as of December 31, 2004).

(c)	Then, to the members in accordance with their respective Ownership Interests.

c.	Allocation of Profits and Losses

For financial reporting purposes, income is allocated based upon the cash flow distribution formula above. Losses are allocated pro-rata based upon Ownership Interests.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES a. Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

b. Principles of Consolidation

The consolidated financial statements include the accounts of Lightstone Member LLC and its wholly owned subsidiaries; Mount Berry Square Mall LLC, Bradley Square Mall LLC, West Manchester Mall LLC and Shenango Valley Mall LLC. All material intercompany balances and transactions have been eliminated in consolidation.

c. Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. They also affect reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation of receivables and the allocation of purchase price to acquired lease rights and obligations. Actual results could differ from those amounts.

d. Cash and Cash Equivalents

For purposes of the statement of cash flow, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.
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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e. Marketing

General marketing and advertising costs are expensed as incurred.

f. Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail properties are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Company’s tenants, is recognized in the period in which the tenants achieve their specified threshold per their lease agreements. These amounts are included in rental revenue in the accompanying financial statements.

Rental income is also recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the amortization of acquired favorable leases and acquired unfavorable leases is recognized as a reduction of or an addition to base rental income, respectively, over the terms of the respective leases. The net amount included as an addition to base rental income for the period ended December 31, 2004, was approximately $259.

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees are recognized when the related leases are cancelled, the tenant surrenders the space, and the Company has no continuing obligation to provide services to such former tenants.

The Company provides an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Company reviews its allowance for doubtful accounts monthly. Balances that are past due over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered doubtful. Allowance of doubtful accounts as of December 31, 2004 was approximately $25.

g. Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the term of the related loan using a method that approximates the effective-interest method.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Real Estate and Depreciation

Real estate is stated at historical cost less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 40 years. Tenant improvements are being depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on the straight-line basis over estimated useful lives of 5 to 7 years.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

i. Impairment of Long-Lived Assets

Management assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate has occurred.

j. Purchase Accounting for Acquisition of Interests in Real Estate Entities

Management allocated the purchase price of properties to tangible and identified intangible assets acquired based on its fair value in accordance with the provisions of SFAS No. 141, Business Combinations. The fair value of the tangible assets of an acquired property (which includes land, building, and improvements) is determined by valuing the properties as if vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determines the “as-if-vacant” fair value of properties using methods similar to those used by independent appraisers.

Factors considered by management in performing these analyses include an estimate of carrying costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j. Purchase Accounting for Acquisition of Interest in Real Estate Entities (Continued)

In allocating the fair value of the identified intangible assets and liabilities of acquired properties, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in the acquired lease rights in the accompanying consolidated balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying consolidated balance sheet) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the Properties. The results of operations of the Properties since acquisition are included in the accompanying consolidated statement of operations. The purchase price of the Properties, including closing costs, was $84,089. The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land and building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, based in each case on their fair values.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j. Purchase Accounting for Acquisition of Interests in Real Estate Entities (Continued)

The following are the amounts assigned to each major asset and liability caption at the acquisition date:

Land	$10,641
Buildings and improvements	70,378
Acquired lease rights (1)	2,426
Acquired lease obligations (1)	(6,069)
In-place lease values (1)	6,713

$84,089

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are 13.5 years, 7.8 years and 10.0 years, respectively.

k. Income Taxes

The Company is a limited liability company which elected to be treated as a partnership for income tax purposes and is, therefore, not subject to income taxes at the entity level. All income and losses pass through to the members and are reported by them individually for income tax purposes.

3. ESCROW DEPOSITS

Escrow deposits include funds and other restricted deposits required in conjunction with the Company’s loan agreement. Such amounts are to be used for specific purposes, such as the payment of real estate taxes, insurance and capital improvements.

4. REAL ESTATE

At December 31, 2004, real estate consists of the following:
Land	$10,641
Buildings and improvements	59,377
Tenant improvements	11,001

Total investment in real estate	81,019
Less accumulated depreciation	830

$80,189

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

5. MORTGAGE NOTE PAYABLE

On September 23, 2004, the Company with its affiliate, PRC Member LLC and subsidiary (“PRC”), borrowed $105,000 from Wachovia Bank, at an interest rate of LIBOR plus 360 basis points (approximately 6% at December 31, 2004). The loan is payable interest only monthly and is secured by the real estate, assignment of leases, rent and security deposits of Martinsburg Mall, LLC (“Martinsburg”), which is owned by PRC, Shenango Valley Mall, LLC (“Shenango”), Berry Square Mall, LLC (“Berry”), West Manchester Mall, LLC (“West Manchester”) and Bradley Mall, LLC (“Bradley”). The loan matures in October 2006, with three one-year options to extend the loan for an extension fee of .125% of the outstanding principal and repayment of a certain amount of principal.

Management allocated the mortgage amount to the Properties as follows:

Bradley	$12,168
Shenango	13,750
Mount Berry	25,176
West Manchester	30,944

$82,038

6. MEZZANINE NOTE PAYABLE - MEMBER

On September 23, 2004, the Company borrowed $8,600 from Presidential Realty Corp., a member of the Company. The loan bears interest of 11% per annum, payable monthly. The entire loan payable is due in September 2014. The loan is secured by an assignment of the Company’s ownership interest in its subsidiaries, subject to the first mortgage lien to Wachovia Bank.

The loan has a prepayment penalty of 3% of principal. As of December 31, 2004, interest expense of $266 was paid.

7. RELATED PARTY TRANSACTIONS

All cash receipts of the Company and PRC are deposited directly into a restricted lockbox account. Receipts are transferred daily to a restricted cash account held by the Company until the debt service is satisfied. Any excess cash is transferred to an account held by Company to pay operating expenses. The Company received and is holding PRC’s receipts in excess of its expenses. Such amount is included in the amount due to affiliates in the consolidated balance sheet.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

7. RELATED PARTY TRANSACTIONS (Continued)

Prime Retail, the Property’s management company, which is an affiliate of certain members, charged $177 for management fees to the Company. Prime Retail also advanced approximately $361 to the Company. These amounts are included in due to affiliates in the consolidated balance sheet.

On September 24, 2004, the Company and PRC purchased five properties for a total of $110,675 from a third party. The Company and PRC allocated $83,675 and $414 to the purchase price and related cost associated with purchase of the properties by the Company, the purchase price allocated to PRC’s property was based upon a third-party appraisal. The remaining purchase price of $83,675 was allocated ratably to the Company’s Properties based upon Wachovia Bank’s relative allocation of principle balance of a cross-collateralized mortgage note, payable (see Note 5).

The net amount due to affiliates represents non-interest bearing advances from affiliated entities and is due upon demand.

On September 24, 2004, a member of the Company advanced $819 to fund the acquisition of the Properties. This amount was paid in full, without interest.

8. RENTALS UNDER OPERATING LEASES

The Company receives rental income from the leasing of retail shopping center space under operating leases. The Company recognizes income from its tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amounts due. Rental income recorded in 2004 in excess of amounts contractually due was approximately $54.

The minimum annual future base rentals due under non-cancelable operating leases as of December 31, 2004, are as follows:

2005	$9,682
2006	8,091
2007	7,138
2008	6,193
2009	5,019
Thereafter	15,421

$51,544

Minimum annual future rentals due do not include amounts which are payable by certain tenants based upon certain reimbursable operating expenses. The tenants include national and regional chains and local retailers, and, consequently, the Company’s credit risk is concentrated in the retail industry.

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LIGHTSTONE MEMBER LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 (Dollar amounts in thousands)

9.	COMMITMENT AND CONTINGENCIES

Shenango Valley Mall is subject to a ground lease. The initial term of the ground lease expired on December 31, 2004. The Company exercised its first 17 year ground lease agreement option. The Company paid $48 per annum as ground rent through December 31, 2004. As of January 1, 2005, the new ground lease payment is based upon 10% of monthly gross revenues, as defined. The gross revenues, upon which the ground rent is computed, cannot be less than 75% of gross revenues for the year 2004.

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2004, the fair values of the Company’s mortgage note and mezzanine note payable approximate the carrying values as the terms are similar to those currently available to the Company for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due to affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

11.	SUSEQUENT EVENT

On February 14, 2005, the Company paid $23 representing the Preferred Return due certain members and an additional $640 to its members according to Percentage Interests.
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